Exhibit 99.2

PROSPECTUS SUPPLEMENT SUMMARY

Company Overview

We are a provider of advanced wound care solutions. Through our sales and distribution network and our company owned and licensed products, which we refer to as our proprietary products, we provide a suite of wound care technologies designed to enhance the wound care practitioner’s ability to deal with the challenges of healing both chronic and acute wounds. We also operate a contract manufacturing business unit that provides custom hydrogels to partners in the medical device and cosmetics industry.

Our commercial wound care portfolio currently consists of the following product categories: human biologics, antimicrobial protection, exudate management and hydration. Upon completion of our planned acquisition of Celleration, Inc. (“Celleration”), we will add wound bed preparation and stimulation as an additional product category. Please see “The Proposed Merger” below for more information.

Human Biologics. Through our licensing, marketing and development agreement (the “license agreement”) and supply agreement with Celgene Cellular Therapeutics, a subsidiary of Celgene Corporation (“CCT”), we market and sell the advanced wound care product Biovance®, a human amniotic membrane allograft for the management of non-infected and partial- and full-thickness wounds. It is intended for application to open traumatic wounds, complex wounds such as burns, open surgical wounds, Mohs procedure (microscopically controlled surgery for skin cancer), and chronic wounds such as diabetic, venous, arterial, pressure and other ulcers. Biovance may also be used for wounds with exposed tendon, muscle, bone or other vital structures. On September 30, 2014, we and CCT amended the license agreement, pursuant to which we received the right to market Biovance for podiatric and orthopedic applications.

Since our commercial launch of Biovance in the second quarter of 2014, we have focused on penetrating the in-patient market including hospitals where procedures using Diagnosis Related Groups codes are performed and the Veterans Administration hospital system. On October 31, 2014, the Centers for Medicare and Medicaid Services (“CMS”) assigned a new Level II Healthcare Common Procedure Coding System product reimbursement Q-code to Biovance that became effective on January 1, 2015. The availability of the new Q-code has allowed us to pursue reimbursement coverage for Biovance in the outpatient and ambulatory surgical center market by seeking the approval of the eight regional Medicare Administrative Contractors (“MACs”) in the United States. On April 16, 2015, we announced that we received our first MAC coverage for Biovance with Novitas Solutions, Inc. (“Novitas”). As a result, Biovance can now be reimbursed in Novitas’ jurisdiction, which consists of 12 states, under the circumstances in the Local Coverage Determination (“LCD”) issued by Novitas. We believe that the availability of the new Q-code, together with the favorable LCD we received from Novitas, will continue to encourage broader favorable coverage for Biovance by the other MACs and, thus, encourage broader use our Biovance product in the outpatient market.

Our license agreement with CCT also permits us to commercialize its Extracellular Matrix (“ECM”) wound care products, a suite of advanced wound management products made from extracellular matrix derived from the human placenta. We have entered into a supply agreement with CCT for ECMs and expect to commence sales and marketing efforts for the ECM product line assuming 510(k) pre-market notification clearance is obtained from the U.S. Federal Drug Administration (“FDA”).

Antimicrobial Protection. SilverSeal is our proprietary hydrogel wound dressing with silver coated fibers. SilverSeal dressings are used to provide and maintain a moist wound environment to help reduce pain and aid the healing process while also providing an antimicrobial barrier for wounds that are infected or at risk of infection. Through our acquisition of Choice Therapeutics, Inc. in May 2014, we acquired the TheraBond 3D® Antimicrobial Barrier Systems (“TheraBond”) product line, which includes contact dressings, island dressings and wraps. Used largely in burn care, we believe TheraBond promotes an optimal wound healing environment by creating an antimicrobial barrier that helps protect against infection. With its one-piece construction and struts between the contact and outer layers, TheraBond enables efficient transfer of fluid and exudate away from the wound and into an absorptive outer dressing, while providing rapid, sustained antimicrobial protection.

Exudate Management. Through our long-term agreement with Sorbion GmbH & Co. KG (“Sorbion”), we distribute the sorbion sachet S, sorbion sana and new products with hydrokinetic fibers as primary dressings. sorbion sachet S is indicated as a primary dressing for moderately to highly exudating wounds such as surgical wounds, venous leg ulcers and diabetic ulcers. It assists in the removal of slough (dead skin tissue) and toxins, and locks bacteria into the dressing. sorbion sana is indicated as a primary wound dressing and provides another form of wound treatment. It maintains a wound climate which supports healing, supports granulation (the formation of a new connective tissue and tiny blood vessels on the surface of a wound) by protecting tissue and offers a reduction in pain during dressing changes.

Hydration. Our two proprietary hydrogel products, SilverSeal and Hydress, are used to provide and maintain a moist wound environment. The benefits of these products include reduced pain, greater speed of healing and increased absorption of exudate (fluid that filters from the circulatory system into lesions or areas of inflammation).

Planned Products and Services

We intend to continue expanding our existing product portfolio largely through acquisitions and in-licensing of products. We believe that our management team will be able to successfully integrate and leverage acquired products so we will have a more comprehensive suite of wound care products. We believe acquiring a product with established sales channels would also help us market our existing products. In evaluating potential acquisition targets, we seek technologies that are differentiated, have minimum regulatory and reimbursement risk, are clinically efficacious, have a strong economic value proposition, and a strong margin profile.

On February 2, 2015, we announced that we entered into a merger agreement to acquire Celleration. Please see “The Proposed Merger” below for more information. Celleration develops and commercializes therapeutic ultrasound healing technologies, including its MIST Therapy System® and UltraMIST®, which deliver painless, noncontact low-frequency, low-intensity ultrasound to the wound bed through a saline mist for the treatment of wounds. Celleration’s MIST Therapy System is an FDA 510(k) cleared device. The American Medical Association has approved a Category I CPT code for MIST Therapy that became effective January 1, 2014, and multiple MACs have published favorable LCDs applicable to MIST Therapy. We believe that the availability of a Category I CPT code has encouraged and will continue to encourage broader coverage and subsequent use of the MIST Therapy System in the United States.

Celleration has focused its efforts to expand Medicare and private insurance coverage by instituting a comprehensive program to educate the medical directors of the Medicare Administrative Contractors and private insurance companies regarding the clinical effectiveness, cost effectiveness and patient benefits of MIST Therapy. Access to MIST Therapy is available to Medicare beneficiaries in 44 states., Celleration has focused on securing private insurance coverage decisions for MIST Therapy.

Payments for services provided to Medicarebeneficiaries treated in a hospital outpatient department are made pursuant to Medicare’s Outpatient Prospective Payment System. Payment to the facility for MIST Therapy is billed under the applicable CPT code and then categorized for payment under a single Ambulatory Payment Classification (“APC”) that applies to the outpatient procedure. For calendar year 2015, MIST Therapy is categorized under an APC with a national payment rate of approximately $146. The specific APC payment amount paid to each hospital is based on the hospital’s wage index for its geographic location and thus varies slightly from hospital to hospital. If MIST Therapy is delivered by a physician, non-physician practitioner, or physical therapist in the hospital’s outpatient department, a separate payment for professional services may be paid based on the Medicare Physician Fee Schedule (“MPFS”). The MPFS includes both a facility rate and a non-facility rate for treatment delivered in a physician’s office. Beginning January 1, 2015, MIST Therapy’s CPT code (97610) has a corresponding facility rate of approximately $18. If the service is provided in a physician’s office, the non-facility rate of approximately $122 applies. Actual payment amounts will vary by location based on the adjustment for the applicable wage index for geographic location. Therapy services provided under a certified therapy plan of care are typically paid under the non-facility MPFS payment rate of $122 pursuant to Medicare guidelines.

In addition to expanding our product offerings through acquisitions and in-licensing, we also may modify our existing products through both improvements and the expansion of customer options (e.g., offer a broader selection of liners onto which gels are coated, and offering current products in different sizes and shapes). Because our products, with the exception of Biovance and the ECM suite, are already cleared by the FDA, we believe that these types of modifications can be made with minor regulatory delay. We believe that these improvements and additional options may enhance our reputation and potentially attract new customers.

Contract Manufacturing

We also provide a custom manufacturing solution to partners in the wound care, medical diagnostics and cosmetics industries, utilizing our proprietary hydrogel technology. Our electron beam production process, located at our manufacturing facility in Langhorne, Pennsylvania, allows us to custom manufacture a wide variety of hydrogels across a wide range of industries.

Recent Events

We are currently finalizing our financial results for the three months ended March 31, 2015. While complete financial information and operating data as of and for such period are not yet available, based on the information and data currently available, our management preliminarily estimates that for the three months ended March 31, 2015, our total revenue was approximately $2,100,000, compared to total revenue of $590,575 for the three months ended March 31, 2014. Additionally, our management estimates that revenue attributable to proprietary product sales for the three months ended March 31, 2015 was approximately $1,500,000, as compared to $112,305 for the three months ended March 31, 2014. As of March 31, 2015, we estimate that we had cash and cash equivalents of approximately $10.9 million, as compared to $16.8 million at December 31, 2014.

The preliminary financial data above have been prepared by, and is the responsibility of, our management. Our independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to this preliminary financial data and does not express an opinion or any other form of assurance with respect thereto. Because the three months ended March 31, 2015 has recently ended, the financial information presented above for the three months ended March 31, 2015 reflects estimates based only upon preliminary information available to us as of the date of this prospectus supplement and is not a comprehensive statement of our financial results for the three months ended March 31, 2015. Our financial statements and operating data as of and for the three months ended March 31, 2015 will not be available until after this offering is completed and may differ from the preliminary unaudited financial information we have provided herein. Such differences may be material. Accordingly, you should not place undue reliance on these preliminary estimates. The estimates for the three months ended March 31, 2015 are not necessarily indicative of any future period and should be read together with “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Proposed Merger

On February 2, 2015, we entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) with ALQA Cedar, Inc., our newly formed wholly-owned subsidiary (“Merger Sub”), Celleration, and certain representatives of the Celleration stockholders, which provides for, among other things, the merger of Celleration with and into Merger Sub, with Merger Sub continuing as the surviving corporation on the terms and conditions set forth in the Merger Agreement.

If the merger is completed, holders of outstanding shares of Celleration common stock, holders of Celleration Series AA preferred stock and holders of “in-the-money” Celleration stock options and warrants (collectively referred to herein as the “Celleration equity holders”) will initially receive at closing, a pro rata portion of an aggregate purchase price of $30,415,000, payable in equal amounts of cash and shares of our common stock valued at a per share price equal to $4.80, based on the trailing forty-five trading day volume weighted average price of our common stock as of the second trading day immediately prior to the date of the Merger Agreement, subject to certain adjustments and escrow holdbacks. In addition, the Celleration equity holders will have the right to receive certain future contingent payments of cash and shares of our common stock subject to the terms and conditions set forth in the Merger Agreement. In connection with the merger, we have registered up to 12,668,229 shares of our common stock, which includes an estimated 3,168,229 shares of common stock to be issued to Celleration equity holders as merger consideration at the effective time of the merger and an additional 9,500,000 shares of common stock representing the maximum number of shares that may be issued as contingent consideration in the merger upon the occurrence of certain future events as set forth in the Merger Agreement.

The merger is expected to close on May 29, 2015, subject to the receipt of any required approvals and the satisfaction or waiver of the conditions to the merger contained in the Merger Agreement. However, there is no assurance that the merger will be completed on May 29, 2015 or at all.

The Merger Agreement may be terminated by either party if the merger is not completed by May 31, 2015; provided, that we may extend that date to July 31, 2015 in accordance with the terms specified therein, so long as we provide Celleration with a $1,000,000 bridge loan on or before May 15, 2015 that will have a maturity date of no later than October 31, 2015 and an interest rate of 6% per annum. In addition, if Celleration terminates the Merger Agreement in order to accept a superior proposal, Celleration is required to pay us a termination fee of $4 million. We are also required to pay a reverse termination fee of $3 million, less any amounts loaned to Celleration (if any), if the Merger Agreement is terminated by (i) us or Celleration for our failure to obtain the required approval of our stockholders at our special meeting scheduled on May 29, 2015 or (ii) Celleration for our failure to secure the required debt financing to fund the upfront cash portion of the merger consideration.

Debt Financing for the Merger

We expect to finance the upfront cash portion of the merger consideration and other expenses of the proposed merger through a combination of cash resources, including available cash on our balance sheet and third-party debt financing consisting of a new senior, secured term loan facility in the aggregate amount of $15.5 million that a third party lender has committed to provide pursuant to the terms and conditions of a definitive form of credit agreement, which the parties have signed and agreed to hold in escrow pending release upon the satisfaction of certain conditions precedent to the lender’s obligation to fund the term loan set forth in the credit agreement, which include, among other things:

•	the substantially concurrent consummation of the merger on the terms and conditions set forth in the Merger Agreement;

•	the lender’s receipt of a promissory note evidencing the full amount of the loan and related loan documentation evidencing the security interests granted therein, a five-year warrant to purchase 750,000 shares of our common stock, certain financial statements, documentation for the perfection of security interests, various closing certificates and opinions of our legal counsel;

•	our payment of all fees, costs and expenses due and payable to the lender under the credit agreement as of the closing date of the merger;

•	the truth and accuracy of our representations and warranties contained in the credit agreement;

•	absence of events or circumstances that would reasonably be expected to have a material adverse effect on the results of operation, business or financial condition of us or Celleration, subject to certain exceptions; and

•	miscellaneous other closing conditions that are customary for credit facilities and transactions of this type.

Our obligations under the credit agreement will be guaranteed by each of our subsidiaries and secured by a first priority lien on all of our existing and after acquired tangible and intangible assets.

The full unpaid principal amount of the term loan will mature on the fourth anniversary of the closing date of the merger. Prior to maturity, on the last business day of each calendar month following the second anniversary of such closing date, we will be required to make monthly principal payments of $225,000, with any remaining unpaid balance of the term loan being payable in cash on the maturity date. The credit agreement will require us to prepay the outstanding principal amount of the term loan with 100% of the net cash proceeds received from specified asset sales and incurrences of borrowed money indebtedness, subject to certain exceptions. We will also incur an incremental fee for any repayments or prepayments other than the required monthly principal payments made prior to the third anniversary of the closing date. We will also be required to pay an exit fee when the term loan is paid in full equal to the greater of 1% of the outstanding principal balance immediately prior to the final payment and $100,000.

The term loan under the credit agreement will bear interest at a rate per annum equal to the sum of (i) the greater of LIBOR and 1%, plus (ii) an applicable margin of 9.75%, which will be increased by 4% per annum upon the occurrence and continuance of any event of default thereunder.

The credit agreement contains customary affirmative and negative covenants and events of default for a secured financing arrangement, including limitations on additional indebtedness, liens, asset sales and acquisitions, among others. In addition to other customary events of default, any termination of our license agreement with CCT will constitute an event of default under the credit agreement.

As of the date of this prospectus supplement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described above is not available due to our failure to satisfy the conditions precedent to the financing or any other reason. For a more complete description of potential risks related to the proposed merger and debt financing, see “Risk Factors” beginning on page S-9 of this prospectus supplement.

Our Industry and Markets

According to a study by the medical market research firm Kalorama Information (“Wound Care Markets 2012”) and management estimates, the global wound care market was valued at more than $8 billion in 2012, which is expected to grow over the next few years. Growth in the worldwide wound care market will likely come from new therapies that result in decreasing healing times and associated cost savings and a growing focus on special populations such as diabetics and the obese. New emerging markets in countries such as China, Brazil, and India are also anticipated to be a major driving force behind the expected growth in the global wound care market.

Sales and Marketing

We continue to focus on sales and marketing efforts in the U.S. We have restructured our senior management team with the goal of maximizing the potential for success in achieving our sales and marketing goals. We have also hired a number of senior sales and marketing executives. We believe these individuals have significant experience in our industry, selling products similar to ours. In addition, we have hired several other professionals with industry marketing experience.

As of December 31, 2014, we had a direct sales force comprised of more than 25 employees who have a background in the wound care industry. Additionally, we have developed an independent network of distributors to supply our wound care products to our customers. We expect to hire additional sales personnel to support the achievement of our sales goals. The increase to the salesforce is also expected to be augmented by some of our target acquisitions, including 19 additional hires that we expect to make upon the completion of our acquisition of Celleration. In addition, we have assembled a Medical Advisory Board to help us target improvements and new applications for our products and assist in our marketing efforts. We also market our advanced wound care products at conferences, trade shows and other educational events.

Customers

For the year ended December 31, 2014, one customer accounted for approximately 23% of our revenue. For the year ended December 31, 2013, two customers accounted for approximately 67% of our revenue, with one customer accounting for 51% and the other 16%. These customers are both medical device manufacturers and consumers of our contract manufacturing products. The decrease in this concentration is due to an increase in product revenue, which is consistent with our strategy. We expect that as revenues from the sales of our proprietary wound dressings increase, this concentration will continue to abate in 2015.

Competition

There are several established silver-based wound dressings and other products which are already in the marketplace that compete with SilverSeal and TheraBond. These include Acticoat (sold by Smith & Nephew), Aquacel Ag (sold by ConvaTec Inc.), and Silvercel (sold by Acelity). Leading competitors in the tissue-based wound care area that will compete with our Biovance and ECM products include companies such as Smith and Nephew, MiMedx Group, Inc., Organogenesis Inc., Derma Sciences, Inc. and Osiris Therapeutics, Inc. Based upon Celleration’s target markets and approved indications, Celleration believes that MIST Therapy has no direct competition in the advanced wound care market. However, there are hundreds of other companies that provide general wound care solutions that compete with Celleration’s MIST Therapy, along with our other products, many of which are much larger than us, including Kinetic Concepts, Inc., Smith and Nephew plc and Convatec Inc.

Our competitors may have significant advantages over us, in particular Kinetic Concepts, Inc., Smith and Nephew plc and Convatec Inc are larger and have more resources than we do. Many of our competitors have their own distribution networks for their products, which gives them an advantage over us in reaching potential customers. In addition, a number of them are vertically-integrated, which may allow them to maximize efficiencies that we cannot achieve with our third-party suppliers and distributors. Finally, if our competitors choose to focus on research and development of technology similar to our products, they could potentially because of their larger size devote significantly more resources to such research and development than we are able to devote to our products which could render our products obsolete. In general, we believe that these competitors have, and will continue to have, substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do. However, we believe that our suite of products differentiates us from these competitors, and we will be competitive on the basis of the breadth and quality of our product offerings.

Intellectual Property

We own or license a number of trademarks covering our company and our products. Our policy is to file patent applications to protect technology, inventions and improvements that are important to the development of our business. We also rely upon trade secrets and continuing technological innovations to develop and maintain our competitive position.

Through our subsidiary, Alliqua Biomedical SUB, Inc., we have an exclusive worldwide license to use Noble Fiber Technologies, LLC’s silver coated fibers marketed under the trademarks X-Static® and SilverSeal® in our manufacture, sale, use and distribution of Hydrogel Wound Dressing identified in 510(k) K040019 and Hydrocolloid Wound Dressing identified in 510(k) K033900. We have an exclusive license until July 2021, which can be extended for consecutive renewal periods of two years after the initial term.

Pursuant to our long-term distribution agreement with sorbion, we have the exclusive rights to sell the sorbion sachet S, sorbion sana and new products with hydrokinetic fibers as primary wound dressings on a manufacturer-branded basis throughout all of the Americas as well as the right to use the Sorbion trademarks related to the products for sale of the products in the applicable territory.

Pursuant to our license agreement with CCT, we hold an exclusive, royalty-bearing license in CCT’s intellectual property related to certain placental based products, including ECM and Biovance, to develop and commercialize these products in the United States. The development and application of the intellectual property covered under the license agreement will be managed by a joint steering committee, composed of members of us and CCT. Following the commencement of commercial sales of the licensed products, we will pay CCT annual license fees, designated amounts when certain milestone events occur and royalties on all sales of licensed products, with such amounts being variable and contingent on various factors.

Upon and subject to the successful completion of our proposed merger with Celleration, we will acquire Celleration’s intellectual property portfolio, which currently includes 15 U.S. patents and 17 foreign patents as well as four pending patent applications in the United States and four internationally. Celleration’s issued patents cover both method and device aspects of wound care using non-contact ultrasound, as well as other clinical applications of non-contact ultrasound. In addition, Celleration has 10 registered trademarks in the United States and five registered trademarks internationally.

Corporate Information

We are a Delaware corporation that was originally formed in 1997 under the name Zeta Corporation. On April 17, 2003, we changed our name to Hepalife Technologies, Inc. and, on December 20, 2010, we changed our name to Alliqua, Inc. On June 6, 2014, pursuant to an agreement and plan of merger between us and our wholly-owned Delaware subsidiary, Alliqua BioMedical, Inc., we merged with and into Alliqua BioMedical, Inc. for the purposes of changing our name to Alliqua BioMedical, Inc. and state of domicile from Florida to Delaware.

Our principal executive offices are located at 2150 Cabot Boulevard West, Langhorne, Pennsylvania 19047, our telephone number is (215) 702-8550, and our website is located at www.alliqua.com. Information accessed through our website is not incorporated into this prospectus and is not a part of this prospectus supplement.